Exhibit 99.2

Wix.com Ltd.

Offer to Exchange Outstanding Options for New Options or New RSUs
(The “Offer”)

December 21, 2022

The Offer and Withdrawal Rights expire at 12:00 p.m., Israel Time, on
December 28, 2022 unless we extend the Offer

Election Form

Capitalized terms used but not defined in this Election Form will have the meaning(s) ascribed thereto in the Offer Letter.

Please complete the information requested below and indicate whether or not you wish to exchange any of your eligible Options for the grant of New RSUs or New Options in accordance with the terms and conditions of the Offer Letter.

Name
Name:

Grant 1:

Please check only ONE of the following choices, provided that any holder of an Option who does not submit an Election Form will be considered as waiving her/his right to participate in the Offer to Exchange:

Grant Number	Date of Grant	Exercise Price	Outstanding Amount as of December 21, 2022

Exchange for a New Option or New RSUs

☐	I wish to exchange the outstanding, unexercised Option reflected above as grant 1 for a New Option, pursuant to the terms set forth in the Offer Letter.

☐	I wish to exchange the outstanding, unexercised Option reflected above as grant 1 for New RSUs pursuant to the terms set forth in the Offer Letter.

☐	No. I do not wish to participate in the Offer in relation to my outstanding, unexercised Option reflected above as grant 1 (which will remain outstanding in accordance with its terms).

Grant 2:

Please check only ONE of the following choices, provided that any holder of an Option who does not submit an Election Form will be considered as waiving her/his right to participate in the Offer to Exchange:

Grant Number	Date of Grant	Exercise Price	Outstanding Amount as of December 21, 2022

Exchange for a New Option or New RSUs

☐	I wish to exchange the outstanding, unexercised Option reflected above as grant 2 for a New Option, pursuant to the terms set forth in the Offer Letter.

☐	I wish to exchange all of the outstanding, unexercised Option reflected above as grant 2 for New RSUs pursuant to the terms set forth in the Offer Letter.

☐	No. I do not wish to participate in the Offer in relation to my outstanding, unexercised Option reflected above as grant 2 (which will remain outstanding in accordance with its terms).

By submitting the Election Form, I understand and agree that:

1.
I have received the Offer Letter and this Election Form (the “Exchange Offer Materials”).  I have read, understand and agree to be bound by all of the terms and conditions of the Offer as described in the Exchange Offer Materials.  The Company has advised me to consult with my personal tax and/or financial advisor before making any decision about the offer.

2.	If I am a U.S. or Dutch taxpayer, I have obtained personal tax advice prior to participating in the Offer.

3.
If, for any reason, I do not remain an employee of any member of the Company Group through the date the Company grants the New Options or New RSUs, which is expected to be promptly after the Offer Expiration Date, I will not be granted any New Options or New RSUs in exchange for my Options.

4.
If I am an Israeli taxpayer, I understand that my participation in this Offer is subject to the terms of a tax ruling received by the Company on December 14, 2022 and I hereby grant my consent to the terms of such ruling and that the New Options or New RSUs will be considered as a new grant for all intents and purposes including with respect to the 24 month holding period pursuant to Section 102 of the Israeli Income Tax Ordinance and the calculation of the ordinary income benefit upon grant.

5.
Participation in the Offer will not be construed as a right to my continued employment with any member of the Company Group for any period, and my employment with any member of the Company Group can be terminated at any time by me or by the Company or any subsidiary thereof, with or without cause or notice.

SUBMIT YOUR ELECTION FORM
NO LATER THAN 12:00 P.M., ISRAEL TIME ON DECEMBER 28, 2022

Wix.com Ltd.

Notice of Withdraw from the Offer to Exchange Outstanding Options for New Options or New RSUs
 (the “Notice”)

Notice of Withdrawal

I previously received a copy of the Exchange Offer Materials.  I have submitted the Election Form, in which I elected to accept the Offer from the Company to exchange some of or all of my outstanding and unexercised Options.  I now wish to change that election and reject the Offer.  I understand that by signing this Notice and delivering it to Yaron Katz by 12:00 p.m., Israel Time, on December 28, 2022, I will have withdrawn my acceptance of the Offer and will have rejected the Offer instead.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice by hand delivery, courier or email to Yaron Katz at Wix.com, Ltd., 5 Yunitsman St., Tel Aviv-Jaffa, Israel,  yaronk@wix.com, by 12:00 p.m., Israel Time, on December 28, 2022.

I understand that by rejecting the Offer, I will not have any Options exchanged pursuant to the Offer, and I will keep my Options.  The Options will continue to be governed by the Plan, as amended, and by the existing Option agreements between the Company and me and will retain its current exercise price and current vesting schedule.

I understand that I may change this rejection of the Offer, and once again accept the Offer, by submitting a new Election Form by hand delivery, courier or email to Yaron Katz at Wix.com, Ltd., 5 Yunitsman St., Tel Aviv-Jaffa, Israel, yaronk@wix.com, by 12:00 p.m., Israel Time, on December 28, 2022.

I have signed this Notice and printed my name exactly as it appears on the Election Form.

I do not accept the Offer to Exchange any Options.

______________________________________	______________________________________
Signature of Option Holder	Date and Time

______________________________________	______________________________________
Name of Option Holder (Please Print)	E-mail Address

RETURN THIS NOTICE OF ELECTION TO YARON KATZ
NO LATER THAN 12:00 P.M., ISRAEL TIME ON DECEMBER 28, 2022

BY HAND DELIVERY, COURIER OR EMAIL TO:

YARON KATZ
WIX.COM LTD.
5 YUNITSMAN ST., TEL AVIV-JAFFA, ISRAEL
yaronk@wix.com